AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998.
                                    REGISTRATION STATEMENT NO. 333-46177
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                   PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                           PT-1 COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       NEW YORK                     4813                    11-3265685
    (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

     30-50 WHITESTONE EXPRESSWAY               JOHN J. KLUSARITZ, ESQ.
      FLUSHING, NEW YORK 11354          EXECUTIVE VICE PRESIDENT AND GENERAL
           (718) 939-9000                              COUNSEL
  (ADDRESS, INCLUDING ZIP CODE, AND           PT-1 COMMUNICATIONS, INC.
  TELEPHONE NUMBER, INCLUDING AREA           30-50 WHITESTONE EXPRESSWAY
   CODE, OF REGISTRANT'S PRINCIPAL            FLUSHING, NEW YORK 11354
         EXECUTIVE OFFICES)                        (718) 939-9000
                                         (NAME, ADDRESS, INCLUDING ZIP CODE,
                                        AND TELEPHONE NUMBER, INCLUDING AREA
                                             CODE, OF AGENT FOR SERVICE)

                                ---------------

                                   COPIES TO:
     MORRIS F. DEFEO, JR., ESQ.              ROBERT W. SMITH, JR., ESQ.
         ANDREW M. RAY, ESQ.                   PIPER & MARBURY L.L.P.
     SWIDLER & BERLIN, CHARTERED               36 SOUTH CHARLES STREET
   3000 K STREET, N.W., SUITE 300                BALTIMORE MD 21201
       WASHINGTON, D.C. 20007                      (410) 539-2530
           (202) 424-7500

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
  TITLE OF EACH CLASS OF            PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED  AGGREGATE OFFERING PRICE(1)(2)   REGISTRATION FEE
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
Common Stock, $.01 par
 value.....................           $87,000,000                   $25,665

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
(2) Includes shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                             PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The table below sets forth the expenses to be incurred by the Company in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee and the NASD filing fee.

      Registration fee under the Securities Act of 1933.............. $25,665
      NASD filing fee...............................................
                                                                      -------
      Nasdaq National Market fee....................................
                                                                      -------
      Printing expenses.............................................     *
      Registrar and Transfer Agent's fees and expenses..............     *
      Accountants' fees and expenses................................     *
      Legal fees and expenses (not including Blue Sky)..............     *
      Miscellaneous.................................................     *
                                                                      -------
          Total.................................................... $    *
                                                                      =======

     ---------------------
     *To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 722 of the New York Business Corporation Law allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful.

  Under the Company's Restated Certificate of Incorporation, the Company has agreed to indemnify and advance expenses to each person who is or was a director or officer of the Corporation, to the fullest extent permitted by the New York Business Corporation Law against actions that may arise against them in such capacities. In addition, at the Company's option, it may indemnify any other person (his testator or intestate) who is or was serving at the request of the Company as a director or officer of any another corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the New York Business Corporation Law against actions that may arise against them in such capacities.

  The Company intends to obtain directors' and officers' insurance which will provide for indemnification of certain directors and officers of the Company.

  In the Underwriting Agreement, the proposed form of which has been filed as
Exhibit 1.1, the Underwriters will agree to indemnify, under certain conditions, the Company's officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following paragraphs of this Item 15 describe all offers and sales of securities by the Company within the last three years which were not registered under the Securities Act of 1933, other than securities issued in connection with stock reclassifications, stock dividends or stock splits:

  On April 21, 1995, the Company issued 30,450,000 shares of Common Stock to each of Mr. Samer Tawfik and Mr. Thomas Hickey in connection with the formation of the Company.

  On April 6, 1996, the Company issued 6,500,000 and 2,600,000 shares of Common Stock to Mr. Peter Vita and Mr. Douglas Barley, respectively, for nominal consideration.

  On March 26, 1997, the Company repurchased 25,052,632 shares of Common Stock from Mr. Hickey for an aggregate purchase price of $15.0 million, of which $5.0 million was payable in cash and $10.0 million was payable in the form of a promissory note.

  On May 9, 1997, in connection with Mr. Joseph Pannullo's employment agreement, the Company granted an option to Mr. Pannullo to acquire 1,048,600 shares of Common Stock at a nominal exercise price. Mr. Pannullo exercised his option on May 20, 1997.

  On May 26, 1997, in connection with Mr. Klusaritz's employment agreement, the Company granted Mr. Klusaritz an option to acquire 1,916,600 shares of Common Stock at an aggregate exercise price of $3.6 million. Mr. Klusaritz exercised his option on October 15, 1997.

  On June 29, 1997, the Company granted warrants to employees of InterExchange, Inc. to acquire shares of Common Stock with an aggregate "fair market value" equal to (i) $1,000,000, at a nominal exercise price and (ii) $2.0 million, at an aggregate exercise price equal to $1,000,000.

  During October 1997, the Company has also granted options under the Stock Incentive Plan to acquire 738,000 shares of the Company's Common Stock, at a weighted average exercise price of $12.25 per share.

  On November 7, 1997, the Company issued 483,980 shares of Common Stock to Mr. Hickey in consideration for the extension of Mr. Hickey's non-competition agreement with the Company and the settlement of certain claims.

  Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16(A). EXHIBITS.

 EXHIBIT                                                         SEQUENTIALLY
 NUMBER                       DESCRIPTION                        NUMBERED PAGE
  *1.1    Form of Underwriting Agreement
 **3.1    Amended and Restated Certificate of Incorporation of
          the Company
 **3.2    Amended and Restated Bylaws of the Company
  *4.1    Form of Common Stock Certificate of the Company
   4.2    Reference is made to Exhibits 3.1 and 3.2
 **4.3    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to David
          L. Turock
 **4.4    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to Eric
          L. Hecht
 **4.5    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to
          Richard A. Robbins
 **4.6    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to
          Bradley D. Turock
 **4.7    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, held in escrow
 **4.8    Escrow Agreement dated June 29, 1997 between John J.
          Klusaritz as Escrow Agent, the Company
          and InterExchange, Inc.
  *5.1    Opinion of Swidler & Berlin, Chartered
**10.1    PT-1 Communications, Inc. 1997 Stock Incentive Plan
**10.2    Share Purchase Agreement, dated as of April 6, 1996,
          by and among Thomas Hickey, Peter Vita and Douglas Barley
**10.3    Phonetime, Inc. Share Purchase Agreement, dated as of March 26,
          1997, by and among Phonetime, Inc., Thomas Hickey, Samer Tawfik,
          Peter Vita and Douglas Barley
**10.4    Agreement dated as of November 7, 1997, by and among the Company,
          Thomas Hickey, Thomas Hickey Trust U/A dated September 9, 1997,
          Samer Tawfik, Peter Vita, Douglas Barley, Joseph Pannullo and John
          Klusaritz
**10.5    Option Agreement dated May 9, 1997, between the
          Company and Joseph Pannullo
**10.6    Option Agreement dated May 26, 1997, as amended
          between the Company and John J. Klusaritz
 *10.7    Form of Registration Rights Agreement, dated    ,
          1997, between the Company and certain shareholders
**10.8    Employment Agreement, dated as of October 1, 1997,
          between the Company and Samer Tawfik
**10.9    Employment Agreement, dated as of April 6, 1996,
          between the Company and Peter M. Vita

ITEM 16(A). EXHIBITS.

 EXHIBIT                                                          SEQUENTIALLY
  NUMBER                       DESCRIPTION                        NUMBERED
PAGE
**10.10    Employment Agreement, dated as of April 6, 1996,
           between the Company and Douglas Barley
**10.11    Employment Agreement, dated as of May 9, 1997,
           between the Company and Joseph Pannullo
**10.12    Employment Agreement, dated as of May 26, 1997,
           between the Company and John J. Klusaritz
 +10.13    Agreement, dated as of June 29, 1997, between Phonetime,
           Inc. and InterExchange, Inc.
 +10.14    Software License Agreement, dated as of May 9, 1997,
           between GodotSoft, L.L.C. and Phonetime, Inc.
**10.15    Settlement Agreement dated as of April 3, 1996
           between Samer Tawfik, Thomas J. Hickey, The
           Interactive Telephone Company and Joseph Pannullo
**10.16    Agreement of Lease between Golden Union, LLC, as Landlord and
           Phonetime, Inc., as Tenant dated April 8, 1997, as modified
 +10.17    Network Products Purchase Agreement by and between Northern
           Telecom, Inc. and Phonetime, Inc. with related Product Attachment and Services Agreement (undated)
**10.18    General Loan and Collateral Agreement by and between the Company and The Chase Manhattan Bank, dated October 8, 1997
**10.19    Security Agreements between the Company and The Chase Manhattan
           Bank, dated October 8, 1997
**10.20    Promissory Note from the Company in favor of The Chase Manhattan
           Bank, dated September 22, 1997
 *11.1     Statement Regarding Computation of Per Share Earnings
**21.1     Subsidiaries of PT-1 Communications, Inc.
**23.1     Consent of KPMG Peat Marwick LLP
 *23.2     Consent of Swidler & Berlin, Chartered (to be
           included in Exhibit 5.1 to this Registration Statement)
**24.1     Power of Attorney (included on signature page)
 *27.1     Financial Data Schedule

---------------------
 *To be filed by amendment.
**Previously filed.
+ Confidential Treatment is being requested for portions of this document.
  The redacted material is being filed separately with the Commission.


ITEM 16(B). FINANCIAL STATEMENT SCHEDULES.

  None.



ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON MARCH 4, 1998.

                                          PT-1 COMMUNICATIONS, INC.

                                       By:             *
                                          ------------------------------
                                                 SAMER TAWFIK
                                                 CHIEF EXECUTIVE OFFICER
                                                 AND CHAIRMAN OF THE BOARD

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 4, 1998.

              SIGNATURE                                TITLE

                  *                     Chief Executive Officer and Chairman
-------------------------------------   of the Board (Principal Executive
            SAMER TAWFIK                Officer)

                  *                    Chief Financial Officer, Secretary,
-------------------------------------   Treasurer and Director (Principal
           DOUGLAS BARLEY               Financial Officer and Principal
                                        Accounting Officer)

                  *                    Chief Operating Officer and Director
-------------------------------------
           JOSEPH PANNULLO

                  *                    President and Director
-------------------------------------
            PETER M. VITA

        /s/ John J. Klusaritz          Executive Vice President, General
-------------------------------------   Counsel and Director
          JOHN J. KLUSARITZ

 * John J. Klusaritz, by signing his name hereto, signs this document on behalf of each of the persons so indicated above pursuant to powers of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                 EXHIBIT INDEX

 EXHIBIT                                                         SEQUENTIALLY
 NUMBER                       DESCRIPTION                        NUMBERED PAGE
  *1.1    Form of Underwriting Agreement
 **3.1    Amended and Restated Certificate of Incorporation of
          the Company
 **3.2    Amended and Restated Bylaws of the Company
  *4.1    Form of Common Stock Certificate of the Company
   4.2    Reference is made to Exhibits 3.1 and 3.2
 **4.3    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to David
          L. Turock
 **4.4    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to Eric
          L. Hecht
 **4.5    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to
          Richard A. Robbins
 **4.6    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, issued to
          Bradley D. Turock
 **4.7    Warrants for the purchase of shares of Common Stock
          of the Company, dated June 29, 1997, held in escrow
 **4.8    Escrow Agreement dated June 29, 1997 between John J.
          Klusaritz as Escrow Agent, the Company
          and InterExchange, Inc.
  *5.1    Opinion of Swidler & Berlin, Chartered
**10.1    PT-1 Communications, Inc. 1997 Stock Incentive Plan
**10.2    Share Purchase Agreement, dated as of April 6, 1996,
          by and among Thomas Hickey, Peter Vita and Douglas Barley
**10.3    Phonetime, Inc. Share Purchase Agreement, dated as of March 26,
          1997, by and among Phonetime, Inc., Thomas Hickey, Samer Tawfik,
          Peter Vita and Douglas Barley
**10.4    Agreement dated as of November 7, 1997, by and among the Company,
          Thomas Hickey, Thomas Hickey Trust U/A dated September 9, 1997,
          Samer Tawfik, Peter Vita, Douglas Barley, Joseph Pannullo and John
          Klusaritz
**10.5    Option Agreement dated May 9, 1997, between the
          Company and Joseph Pannullo
**10.6    Option Agreement dated May 26, 1997, as amended
          between the Company and John J. Klusaritz
 *10.7    Form of Registration Rights Agreement, dated    ,
          1997, between the Company and certain shareholders
**10.8    Employment Agreement, dated as of October 1, 1997,
          between the Company and Samer Tawfik
**10.9    Employment Agreement, dated as of April 6, 1996,
          between the Company and Peter M. Vita


 EXHIBIT                                                          SEQUENTIALLY
  NUMBER                       DESCRIPTION                        NUMBERED
PAGE
**10.10    Employment Agreement, dated as of April 6, 1996,
           between the Company and Douglas Barley
**10.11    Employment Agreement, dated as of May 9, 1997,
           between the Company and Joseph Pannullo
**10.12    Employment Agreement, dated as of May 26, 1997,
           between the Company and John J. Klusaritz
 +10.13    Agreement, dated as of June 29, 1997, between Phonetime,
           Inc. and InterExchange, Inc.
 +10.14    Software License Agreement, dated as of May 9, 1997,
           between GodotSoft, L.L.C. and Phonetime, Inc.
**10.15    Settlement Agreement dated as of April 3, 1996
           between Samer Tawfik, Thomas J. Hickey, The
           Interactive Telephone Company and Joseph Pannullo
**10.16    Agreement of Lease between Golden Union, LLC, as Landlord and
           Phonetime, Inc., as Tenant dated April 8, 1997, as modified
 +10.17    Network Products Purchase Agreement by and between Northern
           Telecom, Inc. and Phonetime, Inc. with related Product Attachment and Services Agreement (undated)
**10.18    General Loan and Collateral Agreement by and between the Company and The Chase Manhattan Bank, dated October 8, 1997
**10.19    Security Agreements between the Company and The Chase Manhattan
           Bank, dated October 8, 1997
**10.20    Promissory Note from the Company in favor of The Chase Manhattan
           Bank, dated September 22, 1997
 *11.1     Statement Regarding Computation of Per Share Earnings
**21.1     Subsidiaries of PT-1 Communications, Inc.
**23.1     Consent of KPMG Peat Marwick LLP
 *23.2     Consent of Swidler & Berlin, Chartered (to be
           included in Exhibit 5.1 to this Registration Statement)
**24.1     Power of Attorney (included on signature page)
 *27.1     Financial Data Schedule

---------------------
 *To be filed by amendment.
**Previously filed.
+ Confidential Treatment is being requested for portions of this document.
  The redacted material is being filed separately with the Commission.

                                   II-8